Board of Directors

Plush Corporation

Suite 80 - 1930 Village Center Circle

Las Vegas, NV 89134

Gentlemen:

We consent to the use in this Registration Statement on Form S-1 of our report dated January20, 2016 relating to the financial statements of Plush Corporation as of December 31, 2015, and for the  period from October 20, 2015 (inception) to December 31, 2015, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Paritz & Company, P.A.

Hackensack, New Jersey

January 28, 2016